Rohm and Haas Company Acquires Gracel Display
Deal Broadens Company’s Display Technologies Business into OLED Materials

Philadelphia, PA and Seoul, Korea, April 7, 2008—Rohm and Haas Company (NYSE:ROH) has acquired Gracel Display, Inc., a leading developer and manufacturer of Organic Light Emitting Diode (OLED) materials. The transaction, worth approximately $40 million, gives Rohm and Haas controlling interest in South Korea-based Gracel.

The acquisition of Gracel and its portfolio of OLED materials broadens Rohm and Haas’s growing Display Technologies business. Rohm and Haas manufactures TFT (thin film transistor) photoresists and related materials as part of its Display Chemicals group, and added Optical Display Films when it acquired Eastman Kodak’s Light Management Films business in June 2007. Rohm and Haas launched SKC Haas Display Films in December 2007, a new joint venture that develops and manufactures advanced films and filters for LCD and plasma displays. Including the acquisition of Gracel, Rohm and Haas has invested $270 million during the last 12 months to build its Display Technologies business unit.

“We’re pleased to welcome Gracel and its strong pipeline of OLED materials to Rohm and Haas,” said Dr. Yi Hyon Paik, vice president and business group director, Rohm and Haas Electronic Materials. “Gracel has an excellent track record of innovation and an established customer base. In fact, its advanced OLED materials are used today in devices that are manufactured by leading display companies. The future of this technology is very bright, and we look forward to bringing a new generation of OLED materials to the growing display market.”

Advanced OLED technology offers many performance benefits to improve the brightness, clarity and efficiency of flat panel displays. OLED consumes a fraction of the power compared to traditional display technologies (an important consideration in portable devices), and offers higher brightness and contrast for ultra clear pictures, wider viewing angles and an extremely thin design. OLED technology has recently gained traction, and is being commercialized in an increasing number of applications. The use of OLEDs in displays is expected to grow significantly in the next 10 years.

Dr. Pierre Brondeau, Rohm and Haas executive vice president, business group executive, said that OLED is an important addition to the Company’s display materials portfolio.

“As part of our Vision 2010 initiative, Rohm and Haas has accelerated its investment in growth platforms, including our Electronic Materials franchise. Over the last 12 months, we’ve focused on building a world class Display Technologies business,” Brondeau said. “OLED is a smart addition to our growing stable of display products—it’s a strong technology that’s in a great position to lead the industry in a new generation of ultra thin, crystal clear displays.”

Forward Looking Statement
This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services and sales forecasts, involve risks and uncertainties and are subject to change based on various factors, including the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks and others can be found in the company’s SEC 10-K filing of February 21, 2008.

About Rohm and Haas Company
Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8.9 billion in 2007. Visit www.rohmhaas.com for more information. imagine the possibilities™

About Rohm and Haas Electronic Materials
Rohm and Haas Electronic Materials develops and delivers innovative material solutions and processes to the electronic and optoelectronic industries. Focused on the circuit board, semiconductor manufacturing, advanced packaging, and flat panel display industries, its products and technologies are integral elements in electronic devices around the world. Additional information about Rohm and Haas Electronic Materials can be found at www.rohmhaas.com.

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Contacts:
Investor Relations
For Rohm and Haas Company
Andrew Sandifer
215-592-3312
asandifer@rohmhaas.com

Media Relations
For Rohm and Haas Company
Ken Gedaka
267-679-2008
kgedaka@rohmhaas.com